UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Sovos Brands, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication is being filed in connection with the proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”):

Dear Customer/Supplier/Vendor/Partner,

As you are a trusted partner of Sovos Brands, I wanted to share some important news about our company.

Earlier today, we announced that Sovos Brands has entered into an agreement to be acquired by Campbell Soup Company (Campbell’s). This decision is anchored in our commitment and pursuit to continue to grow our brands in the best interest of our partners, consumers, customers, employees, and the communities we serve.

This is an incredible milestone for our company. When we started Sovos Brands, our ambition was to create a one-of-a-kind, high-growth food company, focused on taste-led products across a portfolio of premium brands, anchored by the Rao’s brand.

I am incredibly proud of what we have built and tremendously appreciative of your support and partnership to help us get here. I am also excited about the opportunities that lie ahead for our brands.

As one of the most trusted and respected food companies in North America, I’m confident in Campbell’s ability to continue bringing our products to more households and further building on our track record of growth and success for years to come.

Importantly, it will remain business as usual as the transaction progresses and we will continue to rely on your continued partnership and support. We ask that if you are contacted by any external parties (i.e. the media, etc.), please refer the person to Lauren Armstrong at lauren.armstrong@sovosbrands.com and we will handle it accordingly. For further details regarding the acquisition, please refer to the attached press release.

We appreciate your partnership and are excited about the future for our unique products under Campbell's family of brands.

Sincerely,

Sovos Brands, Inc.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”). In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://sovosbrands.com or by contacting the Company by email at IR@sovosbrands.com or by mail at 168 Centennial Parkway, Suite 200, Louisville, CO 80027.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 8, 2023, its Proxy Statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2023, its Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, which was filed with the SEC on May 10, 2023, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company or Campbell, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and the risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive.

Forward-looking statements represent managements’ beliefs and assumptions only as of the date of this communication. The Company disclaims any obligation to update forward-looking statements except as required by law.